ARTICLES OF AMENDMENT TO THE

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 FX ENERGY, INC.


         Pursuant to Section 78.385 of the Nevada Revised Statutes, FX Energy, Inc., a Nevada corporation hereinafter referred to as the "Corporation," hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation.

FIRST:   The name of the Corporation is FX Energy, Inc.

SECOND: Article V of the Restated Articles of Incorporation shall be amended to read as follows:

                                    ARTICLE V
                             LIMITATION ON LIABILITY
                            OF DIRECTORS AND OFFICERS

                  To the fullest extent permitted by the Nevada Revised Statutes or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.

THIRD: By executing these Articles of Amendment to the Restated Articles of Incorporation, the secretary of the Corporation does hereby certify that on June 15, 2005, the foregoing amendment to the Restated Articles of Incorporation of FX Energy, Inc., was duly authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the holders of 30,848,215 shares of the 34,647,120 issued and outstanding shares of common stock of the Corporation.

         The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

         DATED this 5th day of October, 2005.



                                                    /s/ Scott J. Duncan
                                                    ----------------------------
                                                    Scott J. Duncan, Secretary